Exhibit 99.1

Company Contact: Michael Anthofer Chief Financial Officer 408-321-6711 Moriah Shilton Investor Relations 408-321-6713 Judy Erkanat Media Relations 408-321-6751

TESSERA NAMES BOB ROOHPARVAR PRESIDENT OF IMAGING & OPTICS

SAN JOSE, Calif. – March 28, 2011 – Tessera Technologies, Inc. (Nasdaq: TSRA) announced today that it has named Bob Roohparvar, Ph.D., as its new president of Imaging & Optics. Dr. Roohparvar will report to Tessera’s Chairman, President and CEO Henry R. Nothhaft, and will be responsible for the company’s Imaging & Optics segment, including strategy and operations.

“Bob brings a wealth of experience to this key role,” said Nothhaft. “His deep technical expertise and experience make him an excellent choice for this position. We believe his unique combination of technical, leadership and execution skills will enable us to take our Imaging & Optics business to the next level.”

“Tessera has built a solid foundation with its Imaging & Optics business, and is uniquely positioned within the camera phone market with its vast, innovative portfolio of technologies and products,” said Roohparvar. “I look forward to working with the team to further expand Tessera’s Imaging & Optics offerings and market reach.”

Roohparvar joins Tessera from Flextronics, which he joined in 2006 as president of FlexPower and president and CEO of Vista Point Technology. Under his leadership, these subsidiaries grew into billion dollar businesses. Prior to Flextronics, he served as vice president and general manager for Broadcom. He has also held management positions at Fairchild Semiconductor and Xicor.

Roohparvar is an associate professor of Computer Engineering at California State University, East Bay; he has also taught at the University of Nebraska and Iowa State University. He holds B.S., M.S. and Ph.D. degrees in electrical engineering from Iowa State University, and is the inventor of multiple patents relating to semiconductor technology.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the employment of Dr. Roohparvar as president of Imaging & Optics and the impact of his employment on the Imaging & Optics segment. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc. invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-

density substrate and silent air cooling technology. Tessera’s imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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